Filed Pursuant to Rule 163

Registration Statement No. 333- 207931

WestpaBc ankinCg orporation FulYl ea2r01F6inanciaRl esulStnapshot Adll at asa3t 0Septembe2r 016unlessotherwisestatedA. all mountsareinAustraliandollars. %Mov’t FY16– FY15 %Mov’t 2H16– 1H16 FinanciaRl esults FY16 FY15 2H16 1H16 Nept rofiat ftetrax $7,445m $8,012m (7) $3,744m $3,701m 1 Neot peratingincome $20,985m $21,642m (3) $10,512m $10,473m - Neitnteresmt argin 2.10% 2.09% 1bp 2.11% 2.09% 2bps Expensetoincomeratio 43.9% 43.8% 15bps 44.2% 43.6% 61bps Returnonaverageordinaryequity 13.3% 16.2% (291bps) 13.2% 13.4% (18bps) Impairmencthargestoaverageloansannualised 17bps 12bps 5bps 14bps 21bps (7bps) Grossimpairedassetstogrossloans 0.32% 0.30% 2bps 0.32% 0.39% (7bps) FocusonAustralia&NewZealand Soundfinanciapl erformance Revenuebygeography(%) Neltoans(%) Pre-provisionprofi(t$bn) NPAT($bn) 2 2 Australia HousingAustralia BusinessAustralia OtheAr ustralia NewZealand OtheOr verseas 6.6 3 5.9 5.9 5.8 11 11 5.6 5.6 5.5 New Zealand Other 5.3 4.4 3.9 3.7 3.7 23 3.6 3.6 3.5 3.3 61 87 1H13 2H13 1H14 2H14 1H15 2H15 1H16 2H16 • FollowingAPRA’sannouncementthat mortgageriskweightedasse(tRWA) methodologywouldchangein2016, Westpacraised$3.5bnocf apitailn1H16 • ThisawtheCET1capitarlatioincrease from9.5%to10.5%a3t 1March2016 • FollowingAPRA’srevisiontomortgage RWAcalculationson1July2016t,he CET1capitarlatioreduced110bps • Thischangecombinedwithother movementsawtheCET1capitarlatio reduceby99bpsto9.5%in2H16 CommonequityTie1(rCET1c)apitarlatio 1 9.5% 10.5% 9.5% AdditionaTl ie1cr apital 1 1.7% 1.6% 1.9% 1 Tie1cr apitarlatio 11.2% 12.1% 11.4% Tie2cr apital 1 1.9% 1.9% 1.9% Riskweightedassets 1 $410bn $363bn $359bn Leverageratio 1 5.2% 5.0% 4.8% LiquidityCoverageRatio 2 134% 127% 121% EstimatedNeSt tableFundingRatio 3 >100% n/a n/a Fundingfocusedonstablesources Asseqt ualitysound Grossimpairedloanstogrossloans(%) Australianmortgagesperformingwell 90+daysdelinquencies(%) Fundingcomposition(%) 2.0 0.82 Customedr eposits 0.67 1.5 15 4 Equity 0.51 1.0 0.66 0.40 0.39 15 0.35 0.32 Securitisation 0.30 61 0.5 8 Wholesalefunding>1yr - 1 Wholesalefunding<1yr Notes1A. PRABaseIlIbI asis2L. iquidityCoverageRatio(LCRc) alculatedonaspboat sisi,ncludingtheCommittedLiquidity FacilityapprovedbyAPRAo$f 58.6billionfocralendayr ear AvailablefoSr aleSecuritiesandCashFlowHedging 2016and$66.0billionfocralendayr ea2r 0153. Basedoncurrent Reserve. APRAguidance4E. quityexcludesforeigncurrencytranslation, 1 We| stpacBankingCorporatiownww.westpac.com.au/investorcentroeBr loombergWBCT 1H13 2H13 1H14 2H14 1H15 2H15 1H16 2H16 Mar-11 Sep-11 Mar-12 Sep-12 Mar-13 Sep-13 Mar-14 Sep-14 Mar-15 Sep-15 Mar-16 Sep-16 Totarlegulatorycapitarlatio 1 13.1% 14.0% 13.3% Capitalf,undingandliquidityratios Sep-16 Mar-16 Sep-15

Westpac Banking Corporation
Australia's First Bank

About Westpac

- Westpac is one of the four major banking organisations in Australia and one of the largest banking organisations in New Zealand
- Founded in 1817, Westpac was the first bank established in Australia. Today, Westpac is Australia's 2nd largest bank with a market capitalisation of A$99 billion and total assets of A$839 billion as at 30 September 2016
- Westpac is focused on its core markets of Australia and New Zealand, providing a comprehensive range of financial products and services including consumer, business and institutional banking and wealth management services
- With a strong position in our home markets, and over 13 million customers, Westpac focuses on organic growth, growing customer numbers in our chosen segments and building stronger and deeper customer relationships
- A key element of Westpac's approach is our portfolio of financial services brands, which enables us to appeal to a broader range of customers, and provides us with the strategic flexibility to offer solutions that better meet individual customer needs
- Westpac has also maintained the strength of its financial position, lifting the level and quality of our capital, improving our funding and liquidity position and maintaining a high level of asset quality and provisioning
- Westpac is currently one of the most efficient banks globally, as measured by the cost to income ratio

Credit Ratings

Fitch Ratings	AA- / Stable / F1+
Moody's Investors Service	Aa2 / Negative / P-1
Standard and Poor's	AA- / Negative / A-1+

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Wholesale funding capabilities

Short term markets	• Include Prime floaters, Federal Funds, Extendibles, Step-ups, Range accruals, CDs, CP and Flippers
Term markets	• Senior unsecured, securitisation and covered bond format, as well as subordinated debt • Only Australian major bank to be SEC registered • Westpac also maintains its ability to issue in US 144A format
Issuance currencies	• Include AUD, CAD, CHF, CNH, EUR, GBP, HKD, JPY, NOK, NZD, SGD, TRY and USD

Unique portfolio of brands

Westpac, St.George, BankSA, Bank of Melbourne, RAMS, BT, Advance, Ascalon Capital Managers, Asgard

WIB

Westpac NZ

Australian retail banking largest contributors to Group NPAT

FY16 NPAT by operating division (%)



38
27
11
15
11
Consumer Bank
Business Bank
BT Financial Group
Westpac Institutional Bank
Westpac New Zealand

Adds to 102% as excludes Group Business unit contribution of -2% in FY16. Group Business unit includes Treasury and support functions.

Balance sheet at 30 September 2016 ($bn)

Total assets	839.2
Loans	661.9
Total housing loans Australia	*404.2*
Deposits and other borrowings	513.1
Customer deposits	*466.6*
Equity	58.2

Disclaimer The material contained in this presentation is intended to be general background information on Westpac Banking Corporation ("Westpac") and its activities. The information is supplied in summary form and is therefore not necessarily complete and is qualified in its entirety by Westpac's most recent U.S. full-year and half-year reports available at http://www.sec.gov. It is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated.

Westpac has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering from time to time of its securities. Before you invest, you should read the prospectus in that registration statement and other documents Westpac has filed with the SEC for more complete information about Westpac and any offering of such securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Westpac will arrange to send you the prospectus if you request it by calling +1 212 551 1800.

Contact us: Westpac Global Funding globalfunding@westpac.com.au or +612 8204 2777

2 | Westpac Banking Corporation www.westpac.com.au/investorcentre or Bloomberg WBCT
200 Westpac GROUP